Exhibit 10.2

Navient Holdings, Inc.

Executive Severance Plan for Senior Officers

As Amended and Restated Effective October 28, 2026

ARTICLE 1

NAME, PURPOSE AND EFFECTIVE DATE

1.01 Name and Purpose of Plan. Navient Holdings, Inc., a Delaware corporation (the “Corporation”) adopts this Navient Holdings, Inc. Executive Severance Plan for Senior Officers (this “Plan”) effective as of October 28, 2026. The Plan was originally adopted as the Navient Corporation Executive Severance Plan for Senior Officers and in connection with the reorganization of Navient Corporation, the Corporation hereby amends and restates this Plan as set forth below. The purpose of the Plan is to provide compensation and benefits to certain senior level officers of the Corporation and its affiliates upon employment termination.

1.02 Effective Date. The effective date of the Plan is May 1, 2014. The Plan was amended and restated effective May 24, 2018 and as noted in Section 1.01, was again amended and restated effective October 28, 2026. The compensation and benefits payable under the Plan are payable upon certain employment terminations that occur after the effective date of this Plan.

1.03 Employment Contracts Govern; Change in Control Severance Plan. To the extent that an Eligible Officer is a party to an employment or other contract or agreement that provides for any severance payments upon such Eligible Officer’s termination of employment with the Corporation or any of its subsidiaries, then that contract or agreement governs, and not this Plan. Upon the expiration of such contract or agreement, this Plan will govern. In addition, an Eligible Officer shall not be entitled to receive benefits more than once under this Plan as a result of holding titles with multiple entities with the Corporation and the group of companies under common control with the Corporation. In addition, to the extent that the Change in Control Severance Plan for Senior Officers provides for severance payments upon an Eligible Officer’s termination of employment with the Corporation or any of its subsidiaries, then that Plan will govern, and not this Plan.

1.04 ERISA Status. This Plan is intended to be an unfunded plan that is maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974 (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.

ARTICLE 2

DEFINITIONS

The following words and phrases have the following meanings unless a different meaning is plainly required by the context:

2.01 “Average Bonus” means the annualized performance bonus compensation calculated under this Plan for the rolling 24-month period immediately prior to the Eligible Officer’s Termination Date, including as a full month the month during which the Termination Date occurs. Only bonuses paid or payable under the Corporation’s annual management incentive plan will be used for purposes of calculating Average Bonus under this Plan; any other bonus payments will be disregarded. An example of a calculation of the Average Bonus portion of a Severance Payment according to the Plan is attached hereto as Exhibit A. For purposes of calculating Average Bonus under this Plan for the current fiscal year, the Eligible Officer’s base salary and target bonus at the Termination Date will be used and the Corporate performance scores from all completed quarters during the relevant portion of the fiscal year will be used. Notwithstanding anything to the contrary herein, if an Eligible Officer has fewer than 24 months of employment with the Corporation as of his or her Termination Date, then “Average Bonus” means the annualized performance bonus compensation calculated as described above but prorated for the portion of the rolling 24-month period that is represented by the time from the Eligible Officer’s date of hire to the Eligible Officer’s Termination Date. An example of a calculation of the Average Bonus portion of a Severance Payment according to the previous sentence is attached hereto as Exhibit B.

2.02 “Base Salary” means the annual base rate of compensation payable to an Eligible Officer at the time of a Termination Event, such annual base rate of compensation not reduced by any pre-tax deferrals under any tax-qualified plan, non-qualified deferred compensation plan, qualified transportation fringe benefit plan under Code Section 132(f), or cafeteria plan under Code Section 125 maintained by the Corporation, but excluding the following: incentive or other bonus plan payments, accrued vacation, commissions, sick leave, holidays, jury duty, bereavement, other paid leaves of absence, short-term disability payments, recruiting/job referral bonuses, severance, hiring bonuses, long-term disability payments, payments from a nonqualified deferred compensation plan maintained by the Corporation, or amounts paid on account of the exercise of stock options or on account of the award or vesting of restricted or performance stock or other stock-based compensation.

2.03 “Board of Directors” means the Board of Directors of Navient Holdings, Inc.

2.04 “For Cause” means a determination by the Committee (as defined herein) that there has been a willful and continuing failure of an Eligible Officer to perform substantially his duties and responsibilities (other than as a result of Eligible Officer’s death or Disability) and, if in the judgment of the Committee such willful and continuing failure may be cured by an Eligible Officer, that such failure has not been cured by an Eligible Officer within ten (10) business days after written notice of such was given to Eligible Officer by the Committee, or that Eligible Officer has committed an act of Misconduct (as defined below). For purposes of this Plan, “Misconduct” means: (a) embezzlement, fraud, conviction of a felony crime, pleading guilty or nolo contendere to a felony crime, or breach of fiduciary duty or deliberate disregard of the Corporation’s Code of Business Code; (b) personal dishonesty of Eligible Officer materially injurious to the Corporation; (c) an unauthorized disclosure of any Proprietary Information; or (d) competing with the Corporation while employed by the Corporation or during the Restricted Period, in contravention of the non-competition and non-solicitation agreements substantially in the form provided in Exhibit C upon termination of employment.

2.05 “Termination of Employment For Good Reason” means: (a) a material reduction in the position or responsibilities of the Eligible Officer not including a change in title only; (b) a material reduction in Eligible Officer’s Base Salary or a material reduction in Eligible Officer’s compensation arrangements (provided that variability in the value of stock-based compensation or in the compensation provided under the Navient Holdings, Inc. 2014 Omnibus Incentive Plan and the Navient Holdings, Inc. 2024 Omnibus Incentive Plan or a successor plan will not be deemed to cause a material reduction in compensation); or (c) a relocation of the Eligible Officer’s primary work location to a distance of more than seventy-five (75) miles from its location as of the date of this Plan without the consent of Eligible Officer, unless such relocation results in the Eligible Officer’s primary work location being closer to Eligible Officer’s then primary residence or does not substantially increase the average commuting time of Eligible Officer. If an Eligible Officer continues his or her employment with the Corporation for more than six months after the occurrence of an event described above that constitutes a Termination of Employment for Good Reason, then the Eligible Officer shall be deemed to have given his or her consent to such event and the Eligible Officer shall not be eligible for a Severance Payment under this Plan as a result of that event and shall be deemed to have waived all rights in regard to such event.

2.06 “Termination Date” means the Eligible Officer’s last date of employment with the Corporation.

2.07 “Termination of Eligible Officer’s Employment Without Cause” means termination of an Eligible Officer’s employment by the Corporation for any reason other than “For Cause” or on account of death or disability, as defined in the Corporation’s long-term disability policy in effect at the time of termination (“Disability”).

ARTICLE 3

ELIGIBILITY AND BENEFITS

3.01 Eligible Officers. Officers of Navient Holdings, Inc. and its wholly-owned subsidiaries with the Navient corporate title of Senior Vice President or above are eligible for benefits under this Plan (each an “Eligible Officer”).

3.02 Severance Benefits.

(a) An Eligible Officer will be entitled to receive a severance payment (“Severance Payment”) and continuation of medical, dental and vision insurance benefits and outplacement services, all as provided herein, after any of the following events (each a “Termination Event”): (I) Termination of Employment for Good Reason, provided that if such termination is on account of a decision to resign due to clause (a) of the definition of “Termination of Employment For Good Reason,” such Eligible Officer continues his or her employment for a transition period mutually agreed to by the Corporation and the Executive Officer or (II) upon a Termination of Eligible Officer’s Employment Without Cause or (III) upon mutual agreement of the Corporation and an Eligible Officer.

(b) The amount of the Severance Payment will equal the sum of the Eligible Officer’s Base Salary plus the Eligible Officer’s Average Bonus times a multiplier plus a cash payment equal to the Eligible Officer’s target annual bonus amount for the year in which the Termination Date occurs, such target bonus amount to be prorated for the full number of months in the final year that the Eligible Officer was employed by the Corporation. The multiplier for

Eligible Officers with the title of Chief Executive Officer will be two (2). The multiplier for all other Eligible Officers will be one (1). Contingent upon signing the Confidential Agreement and Release, the Severance Payment will be made to the Eligible Officer in a single lump sum cash payment within forty-five (45) calendar days after the Eligible Officer’s Termination Date. Notwithstanding anything to the contrary herein, in no event shall a Severance Payment paid to an Eligible Officer hereunder exceed the Eligible Officer’s Base Salary plus incentive bonus multiplied by three (the “Payment Limit”), and if a Severance Payment hereunder were to exceed such amount, then such payment shall be reduced to the highest amount that does not exceed the Payment Limit.

(c) For eighteen (18) months (or twenty-four (24) months if the Eligible Officer is the Chief Executive Officer) following the Eligible Officer’s Termination Date, the Eligible Officer and his or her eligible dependents or survivors will be entitled to continue to participate in any medical, dental and vision insurance plans generally available to the senior management of the Corporation, as such plans may be in effect from time to time on the terms generally applied to actively employed senior management of the Corporation, including any Eligible Officer cost-sharing provision; provided that if the Corporation determines it cannot provide such continued coverage without potentially violating applicable law, the Corporation shall in lieu thereof provide to the Eligible Officer a taxable monthly payment in an amount equal to the portion of the monthly premium that the Corporation would otherwise be required to pay under this Section 3.02(c) to continue the Eligible Officer’s coverage by such medical, dental and vision benefit plans (based on the premium for the first month of coverage following the Eligible Officer’s Termination Date), which payment will commence in the month following the month in which the Eligible Officer’s Termination Date occurs and end on the final day of the applicable continuation period described in this Section 3.02(c). An Eligible Officer and his or her eligible dependents will cease to be covered under the foregoing medical, dental and/or vision insurance plans (or, if taxable medical payments are being provided as described above, will cease to receive such payments) if he or she becomes eligible to obtain coverage under medical, dental and/or vision insurance plans of a subsequent employer.

(d) An Eligible Officer will be entitled to receive outplacement services from the Corporation or the Corporation’s service provider(s.)

(e) All payments and benefits provided under this Section 3.02 are conditioned on the Eligible Officer’s continuing compliance with this Plan and the Eligible Officer’s execution (and effectiveness) of a release of claims and covenant not to sue and non-competition and non-solicitation agreements substantially in the form provided in Exhibit C hereto.

3.03 Section 409A. Notwithstanding anything herein to the contrary, to the extent that the Committee determines, in its sole discretion, that any payments or benefits to be provided hereunder to or for the benefit of an Eligible Officer who is also a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Code or any successor or comparable provision) would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code or any successor or comparable provision, the commencement of such payments and/or benefits will be delayed until the earlier of (x) the date that is six months following the Termination Date or (y) the date of the Eligible Officer’s death (such date is referred to herein as the “Distribution Date”). In the event that the Committee determines that the commencement of any of the benefits or payments to be provided under Section 3.02(c) are to be delayed pursuant to the preceding sentence, the Corporation will require the Eligible Officer to bear the full cost of such benefits until the Distribution Date at which time the Corporation will reimburse the Designated Employee for all such costs.

ARTICLE 4

COMMITTEE

4.01 Committee. The Plan will be administered by the Employee Benefits Fiduciary Committee, appointed by and serving at the pleasure of the Board of Directors and consisting of at least two (2) officers of the Corporation or its subsidiaries (the “Committee”).

4.02 Powers. The Committee will have full power, discretion and authority to interpret, construe and administer the Plan and any part hereof, and the Committee’s interpretation and construction hereof, and any actions hereunder, will be binding on all persons for all purposes. The Committee will provide for the keeping of detailed, written minutes of its actions. The Committee, in fulfilling its responsibilities may (by way of illustration and not of limitation) do any or all of the following:

(i) allocate among its members, and/or delegate to one or more other persons selected by it, responsibility for fulfilling some or all of its responsibilities under the Plan in accordance with Section 405(c) of ERISA;

(ii) designate one or more of its members to sign on its behalf directions, notices and other communications to any entity or other person;

(iii) establish rules and regulations with regard to its conduct and the fulfillment of its responsibilities under the Plan;

(iv) designate other persons to render advice with respect to any responsibility or authority pursuant to the Plan being carried out by it or any of its delegates under the Plan; and

(v) employ legal counsel, consultants and agents as it may deem desirable in the administration of the Plan and rely on the opinion of such counsel.

4.03 Action by Majority. The majority of the members of the Committee in office at the time will constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee will be by the vote of the majority at any meeting or by written instrument signed by the majority.

ARTICLE 5

CLAIM FOR BENEFITS UNDER THIS PLAN

5.01 Claims for Benefits under this Plan. A condition precedent to receipt of severance benefits is the execution of an unaltered release of claims in form and substance prescribed by the Corporation. If an Eligible Officer believes that an individual should have been eligible to participate in the Plan or disputes the amount of benefits under the Plan, such individual may submit a claim for benefits in writing to the Committee within sixty 60 days after the individual’s termination of employment. If such claim for benefits is wholly or partially denied, the Committee will within a reasonable period of time, but no later than 90 days after receipt of the written claim, notify the individual of the denial of the claim. If an extension of time for processing the claim is required, the Committee may take up to an additional 90 days, provided that the Committee sends the individual written notice of the extension before the expiration of the original 90-day period. The notice provided to the individual will describe why an extension is required and when a decision is expected to be made. If a claim is wholly or partially denied, the denial notice: (1) will be in writing, (2) will be written in a manner calculated to be understood by the individual, and (3) will contain (a) the reasons for the denial, including specific reference to those plan provisions on which the denial is based; (b) a description of any additional information necessary to complete the claim and an explanation of why such information is necessary; (c) an explanation of the steps to be taken to appeal the adverse determination; and (d) a statement of the individual’s right to bring a civil action under section 502(a) of ERISA following an adverse decision after appeal. The Committee will have full discretion consistent with their fiduciary obligations under ERISA to deny or grant a claim in whole or in part. If notice of denial of a claim is not furnished in accordance with this section, the claim will be deemed denied and the claimant will be permitted to exercise his rights to review pursuant to Sections 5.02 and 5.03.

5.02 Right to Request Review of Benefit Denial. Within 60 days of the individual’s receipt of the written notice of denial of the claim, the individual may file a written request for a review of the denial of the individual’s claim for benefits. In connection with the individual’s appeal of the denial of his benefit, the individual may submit comments, records, documents, or other information supporting the appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim.

5.03 Disposition of Claim. The Committee will deliver to the individual a written decision on the claim promptly, but not later than 60 days after the receipt of the individual’s written request for review, except that if there are special circumstances which require an extension of time for processing, the 60-day period will be extended to 120 days; provided that the appeal reviewer sends written notice of the extension before the expiration of the original 60-day period. If the appeal is wholly or partially denied, the denial notice will: (1) be written in a manner calculated to be understood by the individual, (2) contain references to the specific plan provision(s) upon which the decision was based; (3) contain a statement that, upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (4) contain a statement of the individual’s right to bring a civil action under section 502(a) of ERISA.

5.04 Exhaustion. An individual must exhaust the Plan’s claims procedures prior to bringing any claim for benefits under the Plan in a court of competent jurisdiction. No lawsuit shall be brought against the Plan, the Committee or the Corporation after 60 days from receipt of the final decision on a claim appeal.

ARTICLE 6

MISCELLANEOUS

6.01 Successors.

(a) Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation’s business and/or assets, or all or substantially all of the business and/or assets of a business segment of the Corporation will be obligated under this Plan in the same manner and to the same extent as the Corporation would be required to perform it in the absence of a succession.

(b) This Plan and all rights of the Eligible Officer hereunder will inure to the benefit of, and be enforceable by, the Eligible Officer’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.02 Creditor Status of Eligible Officers. In the event that any Eligible Officer acquires a right to receive payments from the Corporation under the Plan, such right will be no greater than the right of any unsecured general creditor of the Corporation.

6.03 Facility of Payment. If it will be found that (a) an Eligible Officer entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment and to give a valid release therefor, and (b) another person or an institution is then maintaining or has custody of such Eligible Officer, and no guardian, committee, or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, the payment may be made to such other person or institution referred to in (b) above, and the release will be a valid and complete discharge for the payment.

6.04 Notice of Address. Each Eligible Officer entitled to benefits under the Plan must file with the Corporation, in writing, his post office address and each change of post office address. Any communication, statement or notice addressed to such Eligible Officer at such address will be deemed sufficient for all purposes of the Plan, and there will be no obligation on the part of the Corporation to search for or to ascertain the location of such Eligible Officer.

6.05 Headings. The headings of the Plan are inserted for convenience and reference only and shall have no effect upon the meaning of the provisions hereof.

6.06 Choice of Law. The Plan shall be construed, regulated and administered under the laws of the State of Delaware (excluding the choice-of-law rules thereto), except that if any such laws are superseded by any applicable Federal law or statute, such Federal law or statute shall apply.

6.07 Construction. Whenever used herein, a masculine pronoun shall be deemed to include the masculine and feminine gender, a singular word shall be deemed to include the singular and plural and vice versa in all cases where the context requires.

6.08 Termination; Amendment; Waiver.

(a) Prior to the occurrence of a Termination Event, the Board of Directors, or a delegated Committee of the Board, may amend or terminate the Plan at any time and from time to time. Termination or amendment of the Plan will not affect any obligation of the Corporation under the Plan which has accrued and is unpaid as of the effective date of the termination or amendment. Unless and until a Termination Event shall have occurred, an Eligible Officer shall not have any vested rights under the Plan or any agreement entered into pursuant to the Plan.

(b) From and after the occurrence of a Termination Event, no provision of this Plan shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Eligible Officer and by an authorized officer of the Corporation (other than the Eligible Officer). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Notwithstanding anything herein to the contrary, the Board of Directors may, in its sole discretion, amend the Plan (which amendment shall be effective upon its adoption or at such other time designated by the Board of Directors) at any time prior to a Termination Event as may be necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of the Plan as in existence immediately prior to any such amendment.

6.09 Whole Agreement. This Plan contains all the legally binding understandings and agreements between the Eligible Officer and the Corporation pertaining to the subject matter thereof and supersedes all such agreements, whether oral or in writing, previously entered into between the parties.

6.10 Withholding Taxes. All payments made under this Plan will be subject to reduction to reflect taxes required to be withheld by law.

6.11 No Assignment. The rights of an Eligible Officer to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 6.11 shall be void.

Exhibit A

Example “Average Bonus” Calculation for Long-serving Employee

1.	Assumptions:

Annual salary = $200,000

Management Incentive Plan (MIP) Bonus Target = 75% of annual salary ($150,000)

Current Corp MIP Score = 80% (score for the most recent quarter-end in current year)

Hire Date = August 1, 2000

Termination Date = August 1, 2020

2019 MIP Bonus (paid in 2020) = $150,000

2018 MIP Bonus (paid in 2019) = $150,000

2.	Compute 2020 (current year) Estimated MIP Bonus:

MIP Bonus Target ($150,000) *

Current Corp MIP Score (80%) = $120,000

3.	Define 24-month period for termination date of August 1, 2020:

8 months in 20201

All 12 months of 2019

4 months of 2018

4.	Prorate each year’s MIP Bonus:

2020: 8 months @ $120,000	$80,000
2019: 12 months @ $150,000	$150,000
2018: 4 months @ $150,000	$50,000

Total: 24 months	$280,000

5.	Annualize 24-month Total (divide by 2):

$280,000 ÷ 2 = $140,000 = Average Bonus

[1]	Includes the entire month in which the termination date falls.

Exhibit B

“Average Bonus” Calculation for Recently Hired Employee

1.	Assumptions:

Annual salary = $200,000

Management Incentive Plan (MIP) Bonus Target = 75% of Annual Salary ($150,000)

Current Corp MIP Score = 80% (score for the most recent quarter-end in current year)

Hire Date = August 1, 2019

Termination Date = August 1, 2020

2019 MIP Bonus (paid in 2020) = $62,500 (Employee received pro-rated bonus based on 5 months of employment at 2019 Corp MIP Score of 100%)

2018 MIP Bonus (paid in 2019) = $0

2.	Compute 2020 (current year) Estimated MIP Bonus:

MIP Bonus Target ($150,000) 2 Current Corp MIP Score (80%) = $120,000

3.	Define 24-month period for termination date of August 1, 2020:

8 months in 2020*

All 12 months of 2019 4 months of 2018

4.	Prorate each year’s MIP Bonus:

2020: 8 months @ $120,000	$80,000
2019: 12 months @ $62,500	$62,500
2018: 4 months @ $0	$0

Total: 24 months	$142,500

5.	Annualize 24-month Total (divide by 2):

$142,500 ÷ 2 = $71,250 = Average Bonus

[2]	Includes the entire month in which the termination date falls.

Exhibit C

CONFIDENTIAL AGREEMENT AND RELEASE

Navient Holdings, Inc. and its subsidiaries, predecessors, and affiliates (collectively “Navient”) and I, [INSERT NAME], have reached the following confidential understanding and agreement regarding the termination of my employment effective [INSERT TERMINATION DATE] (“Termination Date”). In exchange for the Plan Benefits and other consideration listed below, I agree to comply fully with the terms of this Confidential Agreement and Release (“Agreement and Release”).

Any non-disclosure provision in the Agreement does not prohibit or restrict me (or my attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding this release or its underlying facts or circumstances. Any cooperation provision in the Agreement does not require me to contact Navient regarding the subject matter of any such communications before engaging in such communications.

In exchange for my agreement, Navient agrees to provide me with the Plan Benefits and other consideration listed below, to which I am not otherwise entitled.

(1) Plan Benefits: Unless I have revoked this Agreement and Release pursuant to Section (8) below, pursuant to the Navient Holdings, Inc. Executive Severance Plan for Senior Officers (“Plan”), Navient will pay me severance in the following manner: A total amount of $XXXXX less withholding taxes and other deductions required by law (the “Plan Benefits”). Such severance payment will be made in a single lump sum payment as soon as practicable following the 7-day revocation period described in Section (8) below and no later than the sixtieth calendar day after my Termination Date, subject in all cases to the provisions of the Plan.

(a) Rehiring: If I am rehired as an employee of Navient or any of its subsidiaries or affiliates within the 12-month period following my termination, I hereby agree to repay the Plan Benefits, divided by 12 multiplied by the number of months remaining in the 12-month period following my termination, adjusted and reduced by the amount of taxes paid and withheld on that sum, within 30 days after rehire, as a condition of rehire to Navient.

(b) Medical/Dental/Vision Continuation: My current medical, dental and vision coverage will continue through the end of the month in which my Termination Date occurs. The first day of the month following my Termination Date, _____________, I may be eligible to continue my current medical, dental and vision coverage through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If I become eligible for coverage under any other group health plan, I may not be eligible for Navient COBRA coverage. If I am eligible and I properly elect COBRA continuation coverage, Navient will subsidize my coverage by paying the employer portion of the total cost of my medical, dental and vision insurance premiums for the period of _____________ through _______________. My right to continue medical, dental and/or vision coverage may extend for a maximum period of 18 months under COBRA.

(c) Benefit Programs: I waive future coverage and benefits under all Navient disability programs, but this Agreement and Release does not affect my eligibility for other Navient medical, dental, vision, life insurance, retirement, and other benefit plans. Whether I sign this Agreement and Release or not, I understand that my rights and continued participation in those plans will be governed by their terms, and that I generally will become ineligible for them shortly after my termination, after which I may be able to purchase continued coverage under certain of such plans. I understand that, except for the benefits that may be due under the deferred compensation, equity or 401(k) savings plans to which I may be entitled under Navient’s standard employee benefit plans for similarly situated employees and executives, I will not receive any other wage, paid time off, or other similar payments from Navient or any of the entities discussed in Section (2).

Subject to any earlier payment provisions set forth above, and except for the benefits and payments described in 1(b) (Medical/Dental/Vision continuation) and 1(c) (Benefit Programs), all payments or reimbursements described in this Section (1) shall be paid to me no earlier than the eighth calendar day after my signature on this Agreement and Release, and not later than the sixtieth calendar day after my Termination Date.

(2) Release: In consideration of the Plan Benefits described above, I agree to release Navient, and all of its subsidiaries, affiliates, predecessors, successors, and all related companies, and all of its former and current officers, employees, directors, and employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs) of any of them (collectively “Released Parties”) from all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which I now have or may have had through the date I sign this Agreement and Release, except claims that the law does not permit me to waive by signing this Agreement and Release. This release includes every such dispute I have with the Released Parties, whether or not I have filed a claim, charge, complaint, or action on such dispute. This release includes, but is not limited to, all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (ADEA), the Worker Adjustment and Retraining Notification Act (WARN), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, National Labor Relations Act (NLRA), the Americans with Disabilities Act (ADA), Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (ERISA), Genetic Information Nondiscrimination Act (“GINA”) of 2008, individual relief under the Sarbanes-Oxley Act of 2002 or The American Recovery and Reinvestment Act of 2009, or individual relief for a retaliation claim under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, [INSERT STATE SPECIFIC LAWS] and any other federal, state or local laws, to the maximum extent permitted by law. I further waive any right to payment of attorneys’ fees, which I may have incurred. It is understood and agreed that by entering into this Agreement and Release, Navient does not admit any violation of law, or any of employee’s rights, and has entered into this Agreement and Release solely in the interest of resolving finally all disputes, claims and issues relating to my employment and separation.

Navient and I, the Parties (“Parties”), expressly agree, however, that nothing in this Agreement and Release shall preclude my participation as a member of a class in any suit orregulatory action brought against the Released Parties arising out of or relating to any alleged securities violations or diminution in the value of Navient securities.

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Navient agrees that the release under this Section (2) shall not cover, and I reserve and do not waive, my rights, directly or indirectly, to seek further indemnification and/or contribution under the By-Laws of Navient. Navient hereby reaffirms that I am entitled to indemnification after termination of my employment, for actions taken in my capacity as an officer of Navient Holdings, Inc. or applicable Navient Holdings, Inc. subsidiaries under the bylaws of the applicable subsidiary or Navient Holdings, Inc. (subject to the provisions of the By-Laws, which limit indemnity in certain circumstances).

(3) Covenant Not To Sue: I agree not to sue the Released Parties with respect to any claims, demands, liabilities or obligations released by this Agreement and Release. The Parties agree, however, that nothing contained in this covenant not to sue or elsewhere in this Agreement and Release shall:

(a) prevent me from challenging, under the Older Workers Benefits Protection Act (29 U.S.C. § 626), the knowing and voluntary nature of my release of any age claims in this Agreement and Release before a court, the Equal Employment Opportunity Commission (“EEOC”), or any other federal, state, or local agency;

(b) prevent me from enforcing any future claims or rights that arise under the Age Discrimination in Employment Act (“ADEA”) after I have signed this Agreement and Release; or

(c) prohibit or restrict me from: (i) making any disclosure of information required or permitted by law; (ii) filing a charge, testifying in, providing information to, or assisting in an investigation or proceeding brought by any governmental or regulatory body or official; or (iii) testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal or state employment law or any federal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

Except with respect to the proviso in Section (2) regarding alleged securities violations and notwithstanding anything to the contrary in this paragraph, and subject to any legal restrictions, I hereby waive and release any right to receive any personal relief (for example, money) as a result of any investigation or proceeding of the U.S. Department of Labor, U.S. Department of Education OIG, EEOC, Consumer Financial Protection Bureau, or any federal, state, or local government agency or court, to the maximum extent permitted by law.

(4) Additional Representations and Promises: I further acknowledge and agree that:

(a) I will return all Navient and Released Parties’ property (e.g., laptop, mobile phone) in my possession or control to them.

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(b) I have disclosed to Navient any information I have concerning any conduct involving Navient that I have reason to believe may be unlawful or that involves any false claims to the United States. Other than such disclosures, I hereby represent and warrant that I have not reported any illegal or potentially illegal conduct or activities to any supervisor, manager, department head, human resources representative, director, officer, agent or any other representative of Navient, any member of the legal or compliance departments, or to the Code of Business Conduct hotline and have no knowledge of any such illegal or potentially illegal conduct or activities. Subject to the provisions of this Agreement and the law, I promise to cooperate fully in any investigation Navient undertakes into matters occurring during my employment with Navient. I understand that nothing in this Agreement and Release prevents me from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims proceedings against Navient.

(c) If I breach any provisions of this Agreement and Release, I agree that I will pay for all costs incurred by any of the Released Parties, or any entities or individuals covered by this Agreement and Release, including reasonable attorneys’ fees, in defending against my claim and seeking to uphold my release.

(d) I agree to keep the terms of this Agreement and Release completely confidential except as may be required or permitted by statute, regulation, or court order. Notwithstanding the foregoing, I may disclose such information to my immediate family and professional representatives, so long as they are informed and agree to be bound by this confidentiality clause. This Agreement and Release shall not be offered or received in evidence in any action or proceeding in any court, arbitration, administrative agency or other tribunal for any purpose whatsoever other than to carry out or enforce the provisions of this Agreement, except as required by law.

(e) Subject to the provisions of this Agreement and the law, I agree not to disparage Navient, its business practices, products and services, any of the Released Parties, or any other entity or person covered by this Agreement and Release.

(f) I understand that Navient in the future may change employee benefits or pay. I understand that my job may be refilled.

(g) I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief in the future. I have properly reported all hours that I have worked and I have been paid all wages, overtime, commissions, compensation, benefits, and other amounts that Navient or any of the Released Parties should have paid me in the past, other than with respect to any benefit plan termination or distributions authorized as of the date of this Agreement and Release. I have received from Navient and Released Parties all rights and benefits, if any, potentially due to me pursuant to the FMLA.

(h) I intentionally am releasing claims that I do not know I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims that I am releasing.

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(i) If Navient or I successfully assert that any provision in this Agreement and Release is void, the rest of the Agreement and Release shall remain valid and enforceable unless the other party to this Agreement and Release elects to cancel it. If this Agreement and Release is cancelled by me, I will repay the Special Payments I received for signing it.

(j) If I initially did not think any representation I am making in this Agreement and Release was true, or if I initially was uncomfortable making it, I resolved all my concerns before signing this Agreement and Release. I have carefully read this Agreement and Release, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. Navient would not have signed this Agreement and Release but for my promises and representations.

(5) Arbitration of Disputes: Except with respect to the proviso in Section (2) concerning securities litigation, Navient and I agree to resolve any disputes we may have with each other through final and binding arbitration, to the fullest extent permitted by law. For example, I am agreeing to arbitrate any dispute about the validity of this Agreement and Release or any discrimination or retaliation claim, which means that an Arbitrator and not another tribunal will decide issues of arbitrability and of liability with respect to any claim I may bring; provided, however, that either party may pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in a court of competent jurisdiction to protect common law or contractual trade secret or confidential information rights and to enforce the post-employment restrictions in Section (6). I also agree to resolve through final and binding arbitration any disputes I have with Navient, its affiliates, or any current or former officers, employees or directors who elects to arbitrate those disputes under this subsection, to the fullest extent permitted by law. Arbitrations shall be conducted by JAMS (also known as Judicial Arbitration & Mediation Services) in accordance with its employment dispute resolution rules. This agreement to arbitrate does not apply to government agency proceedings, but does apply to any action I might bring, including but not limited to any lawsuit related to a government agency proceeding, to the fullest extent permitted by law. By agreeing to this Agreement and Release, I understand that I am waiving my right to a jury trial.

(6) Confidentiality, Intellectual Property, Non-Competition, and Non-Solicitation: Except as required or permitted by statute, regulation or court order, or pursuant to written consent given by Navient’s Chief Legal Officer, I agree not to disclose to anyone else any of the information or materials which are proprietary or trade secrets of Navient or are otherwise confidential. In addition, in consideration of the Plan Benefits, I hereby acknowledge that I previously signed an Agreement Regarding Confidentiality, Intellectual Property and Non-Solicitation, and that I continue to be bound by the terms of that agreement, the purpose of which is to protect to the maximum extent permitted by law Navient’s protectable business interests, except as modified in this Section (6). Nothing in this Agreement and Release shall be construed as prohibiting or otherwise restricting me from lawfully reporting waste, fraud, or abuse related to the performance of a U.S. government contract to a designated investigative or law enforcement representative of a federal department or agency authorized to receive such information (e.g., an agency Office of the Inspector General), nor does this Agreement and Release prohibit me from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. I am not required

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to notify Navient of any such communications; provided, however, that nothing herein authorizes the disclosure of information I obtained through a communication that was subject to the attorney-client privilege. I understand that I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Notwithstanding the foregoing, in consideration of the Plan Benefits, I agree as follows: I shall not, directly or indirectly, compete with Navient or its subsidiaries or affiliates for a period of [INSERT NUMBER OF MONTHS OF BASE PAY SEVERANCE IDENTIFIED IN PLAN SECTION 3.02] after the date of termination of my employment for whatever reason (“Restricted Period”). For the purposes of this Section (6), “compete” means working or serving in any capacity in which I would engage in similar work or activities as I did for Navient, including but not limited to working or serving as a director, officer, employee, consultant, agent, representative, or in any other capacity, with or without compensation, on behalf of one or more entities engaged in any business similar to the type of business conducted by Navient at the time my employment with Navient terminated. For purposes of this Section (6), businesses similar to the type of business conducted by Navient include, but are not limited to, (i) loan management; (ii) loan servicing; (iii) asset recovery services, including debt collection and default prevention services for government and non-government entities; (iv) business process servicing on behalf of municipalities, public authorities and hospitals; and (v) any other business substantially similar to that in which Navient is engaged at the time of my termination.

In further consideration of the Plan Benefits described above in this Agreement and Release, I agree that for [INSERT NUMBER OF MONTHS OF BASE PAY SEVERANCE IDENTIFIED IN PLAN SECTION 3.02] after my Termination Date (collectively, the “Non-Solicitation Employee Period”) that I shall not solicit or encourage any employee with whom I communicated within the last year of my employment to leave the employ of Navient, or hire any such employees. Further, for a period of [INSERT NUMBER OF MONTHS OF BASE PAY SEVERANCE IDENTIFIED IN PLAN SECTION 3.02] following my Termination Date, I shall not, directly or indirectly, contact or accept business that Navient could otherwise perform from any of Navient’s customers or prospective customers with whom I communicated within the last two (2) years of my employment. For the purposes of this Section (6), “business that Navient could otherwise perform” includes, but is not limited to, (i) loan management; (ii) loan servicing; (iii) asset recovery services, including debt collection and default prevention services for government and non-government entities; (iv) business process servicing on behalf of municipalities, public authorities and hospitals; and (v) any other business substantially similar to that in which Navient is engaged at the time of my termination.

I expressly agree that the markets served by Navient extend nationally are not dependent on the geographic location of the personnel or the businesses by which they are employed and that the restrictions set forth in this Section (6) have been designed to be reasonable and are no greater than are required for the protection of Navient and do not prevent me from earning a livelihood by working in positions that do not compete with Navient. In the event that a court shall determine that any provision of the Agreement and Release is unenforceable, the Parties shall request that

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the court construe this Agreement and Release in such a fashion as to render it enforceable and to revise time, geographic and functional limits to those minimum limits that the court believes are reasonable to protect the interests of Navient. I acknowledge and agree that this covenant has unique, substantial and immeasurable value to Navient, that I have sufficient skills to provide a livelihood for me while this covenant remains in force, and that this covenant will not interfere with my ability to work consistent with my experience, training, and education. To enable Navient to monitor compliance with the obligations imposed by this Agreement and Release, I further agree to inform in writing Navient’s Chief Human Resources Officer of the identity of my subsequent employer(s) and my prospective job title and responsibilities prior to beginning employment. I agree that this notice requirement shall remain in effect for twelve (12) months following my Termination Date.

In the event that the Board of Directors of Navient or its successor reasonably determines that I have violated any of the post-employment restrictions of the Agreement and Release or if a court at my request determines that all or a substantial part of such restrictions are held to be unenforceable, I will return to Navient 50% (less withholdings previously withheld by law) of the cash Plan Benefits. The illegality, unenforceability, or ineffectiveness of any provision of this Section (6) shall not affect the legality, enforceability, or effectiveness of any other provision of this Agreement and Release. Notwithstanding the confidentiality provisions identified in Section 4(d) of this Agreement and Release, I may disclose my Navient restrictive covenants to perspective employers and agree that Navient may provide a copy of this Agreement and Release to my prospective or future employers.

(7) Review Period: I hereby acknowledge (a) that I initially received a copy of the original draft of this Agreement and Release on or before [INSERT TERMINATION DATE]; (b) that I was offered a period of 45 calendar days to review and consider it; (c) that I understand I could use as much of the 45 calendar day period as I wish prior to signing; and (d) that I was strongly encouraged to consult with an attorney in writing before signing this Agreement and Release, and understood whether or not to do so was my decision. I waive any rights to further time to consider the Agreement and Release.

(8) Revocation of Claims: I understand that I may revoke the waiver of the Age Discrimination in Employment Act (ADEA) claims made in this Agreement and Release within seven (7) days of my signing. If I exercise this right to revoke, my waiver and release of claims under ADEA shall not be effective or enforceable and I will not receive 70% of the cash Plan Benefits described in Section (1) above. Revocation of claims can be made by delivering a written notice of revocation to Jon Kroehler, Chief Human Resources Officer, Navient, 11100 USA Parkway, Fishers, IN 46037.

(9) I acknowledge that I have read and understand all of the provisions of this Agreement and Release. This Agreement and Release represents the entire agreement between the Parties concerning the subject matter hereof and shall not be altered, amended, modified, or otherwise changed except by a writing executed by both Parties. I understand and agree that this Agreement and Release, with the exception of claims under the ADEA, which may be revoked as set out in Section (8), is final and binding when executed by me. I sign this document freely, knowingly and voluntarily. I acknowledge that I have not relied upon any representation or statement, written or oral, not set forth in this Agreement and Release. If any provision of this

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Agreement and Release is held by a court of competent jurisdiction or by an arbitrator to be unenforceable or contrary to law, the remainder of that provision and the remaining provisions of this Agreement and Release will remain in full force and effect to the maximum extent permitted by applicable law. If this Agreement and Release is held to be unenforceable or contrary to law, I agree to repay the Plan Benefit I received. This Agreement and Release is governed by federal laws and the laws of the State of Delaware.

(10) In addition, in consideration of the Plan Benefits and other consideration described above, and subject to the provisions of this Agreement and the law, I agree to cooperate with Navient, its affiliates, and its legal counsel in any legal proceedings currently pending or brought in the future against Navient, including, but not limited to: (1) participation as a witness; (2) drafting, producing, and reviewing documents; (3) assisting with interviews, depositions, discovery, hearings, and trial; and (4) contacting Navient. In the event I am requested, with reasonable notice, to travel as part of this litigation cooperation, Navient agrees to pay my reasonable out of pocket expenses.

Before you sign this Agreement and Release, please take it home, read through each section and carefully consider it. Navient recommends that you discuss it with your personal attorney (any personal attorney fees are not covered under the terms of this agreement). You have up to 45 calendar days to consider this Agreement and Release. You may not make any changes to the terms of this Agreement and Release. By signing this Agreement and Release, you will be waiving any claims whether known or unknown. At any point during the 45-day review period described above in Section (7) and before the end of the 7-day revocation period described above in Section (8), Navient may withdraw and rescind this Agreement.

Matt Sheldon	Date

Senior Vice President and General Counsel	Date
Navient Holdings, Inc.

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